                                                                  Exhibit 21.1


                     Subsidiaries of Chemdex Corporation


                                        State of
        Name                          Incorporation
        ----                          -------------
Popcorn Acquisitions Corp.              Delaware
Spinach Acquisitions Corp.              Delaware